Exhibit 10.4

April 13, 2020

[NAME]

NuVasive, Inc.

Re: NuVasive, Inc.  – Temporary Reduction of Compensation

Dear [NAME]:

In light of the COVID-19 pandemic and its potential impact on the Company’s business and industry, and the economy in general, NuVasive is taking a number of actions to support the health and well-being of our Shareowners, address the financial impacts of COVID-19 and the disruptions to our business, and best position the Company for long-term success.  I thank you for your continued support of these efforts.

[As you know, in order to control costs, the Board of Directors recently approved a temporary reduction of a portion of the 2020 cash compensation payable to the Board and our executive officers.  This letter is to confirm your voluntary agreement to forego all amounts that would otherwise be payable as a cash retainer for service on the Board, including service on any Committee of the Board, for the quarter ending June 30, 2020.]

[As we discussed, one action that we are taking to control costs is to implement a temporary reduction of a portion of the 2020 cash compensation payable to our Board of Directors and our executive officers.  This letter is to confirm your voluntary agreement to forego [PERCENT]% of the cash compensation that would otherwise be payable to you as regular salary during the period commencing with the May 4, 2020 pay period and continuing through December 31, 2020.  Your agreement to forego a portion of your regular salary shall not be treated as a reduction in base annual salary rate for purposes of the NuVasive, Inc. Life and Accidental Death and Disability Insurance Plan or the NuVasive, Inc. Amended and Restated Executive Severance Plan, or any other benefits plans in which you are currently enrolled or eligible to participate.  Accordingly, benefits under these plans, to the extent they are determined by reference to your base annual salary rate (or any similar measure), shall be determined without regard to your voluntary compensation reduction.  Notwithstanding the foregoing, any withholdings or deferral elections that are based on a percentage of regular salary shall be determined based on your reduced regular salary, taking into account your temporary compensation reduction.]

By signing below, you acknowledge and agree that you are consenting to this temporary compensation reduction and waive, with respect thereto, any restrictions or limitations that the Company may have to reduce your compensation under any [employment or other] agreement between you and the Company or under any applicable law.  Further, you acknowledge and agree that such temporary reduction in cash compensation is not a breach of, and does not impact or trigger any benefits under, any agreement with the Company or any Company benefits plan.  Other than as specifically set forth herein, this letter shall in no way modify, amend or supersede any rights and obligations set forth in any [employment or other] agreement between you and the Company, which shall continue in effect in accordance with its terms.

I appreciate your partnership during this difficult time and your continued commitment to NuVasive.

Best Regards,

Acknowledged and Agreed as of April __, 2020

_______________________________

[NAME]